AMENDMENT NO. 1 TO RIGHTS AGREEMENT

                                      THIS AMENDMENT NO. 1 (this “Amendment”), dated as of January 15, 2007, to the Rights Agreement, dated as of November 18, 2003 (the “Rights Agreement”) between Genesis HealthCare Corporation, a Pennsylvania corporation (the “Company”) and StockTrans, Inc., as rights agent (the “Rights Agent”).

R E C I T A L S

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

     WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 thereof;

     WHEREAS, the Company and FC-GEN Acquisition, Inc., a Delaware corporation (“Parent”) have entered into an Agreement and Plan of Merger, dated as of January 15, 2007 (as amended and supplemented from time to time, the “Merger Agreement”), pursuant to which a wholly owned Pennsylvania subsidiary of Parent (“Merger Sub”) shall, as soon as practicable, be joined to the Agreement as a constituent party, and Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving entity in the Merger;

     WHEREAS, at a special meeting of the Board of Directors of the Company held on January 15, 2007, the Board approved the amendment of the Rights Agreement as set forth herein; and

      NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and herein, the parties hereto agree as follows:

A G R E E M E N T

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1.          Amendment of the Definition of “Acquiring Person”. Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

“The foregoing or any provision to the contrary in this Agreement notwithstanding, no current or future party to that certain Agreement and Plan of Merger, dated as of January 15, 2007, between the Company and FC-GEN Acquisition, Inc. (as it may be amended and supplemented from time to time, the “Merger Agreement”) is, nor shall any of them deemed to be, an Acquiring Person by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger (as defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement or (iii) the public announcement of any of the foregoing.”

     2.          Amendment of the Definition of “Distribution Date”. Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

“The foregoing or any provision to the contrary in this Agreement notwithstanding, a Distribution Date shall not be deemed to have occurred solely as the result, directly or indirectly, of (i) the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger (as defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement or (iii) the public announcement of any of the foregoing.”

     3.          Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended by deleting “(i) the Close of Business on December 1, 2013 (the “Final Expiration Date”)” and replacing it with the following:

“(i) the earlier of (x) the Close of Business on December 1, 2013 and (y) immediately prior to the Effective Time (as defined in the Merger Agreement) (the “Final Expiration Date”)”

     4.          Amendment of Section 20. Section 20 of the Rights Agreement is hereby amended by adding a new Section 20(j) to the end thereof to read in its entirety as follows:

“The Rights Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Merger Agreement or any other agreement between or among the parties to the Merger Agreement, even though reference to the Merger Agreement may be made in this Amendment, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Amendment and in the Rights Agreement.”

     5.          Amendment of Section 29. Section 29 of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the approval, execution or delivery of the Merger Agreement or any related agreements, (ii) the consummation of the Merger, (iii) the consummation of any of the other transactions contemplated by the Merger Agreement and related agreements or (iv) the public announcement of any of the foregoing.”

     6.          Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

     7.          Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of such commonwealth applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, capitalized terms used herein shall have the respective meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

[Signature Page Follows]

                      IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

GENESIS HEALTHCARE CORPORATION

By: /s/ George V. Hager, Jr.
Name: George V. Hager, Jr.
Title: Chairman & CEO

STOCKTRANS, INC.

By:___ _/s/ Robert J. Winterle______ ______
Name: Robert J. Winterle
Title: Vice President